UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
July 21, 2016

El Paso Electric Company
(Exact name of registrant as specified in its charter)

Texas	001-14206	74-0607870
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Stanton Tower, 100 North Stanton, El Paso, Texas		79901
(Address of principal executive offices)		(Zip Code)

(915) 543-5711
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On July 21, 2016, El Paso Electric Company (the “Company”) filed an unopposed settlement agreement (the “Unopposed Settlement”) in the Company’s rate case pending before the Public Utility Commission of Texas (the “Commission”). The Unopposed Settlement was filed with Administrative Law Judges assigned to oversee the Company’s Texas rate case, who have been asked to return the settled case to the Commission for approval.

The terms of the Unopposed Settlement include: (i) an annual non-fuel base rate increase of $37 million, lower annual depreciation expense of approximately $8.5 million, a return on equity of 9.7% for AFUDC purposes, and including substantially all new plant in service in rate base, all as outlined in the Non-Unanimous Stipulation and Agreement filed with the Commission on March 29, 2016; (ii) an additional annual non-fuel base rate increase of $3.7 million related to Four Corners Generating Station costs; (iii) removing the separate treatment for residential customers with solar systems; and (iv) allowing the Company to recover most of the rate case expenses up to a date certain. The Unopposed Settlement is subject to approval by the Commission. At this time, the Company cannot predict when it will record revenues for the Unopposed Settlement. Regardless of such timing, the new rates will relate back to consumption on or after January 12, 2016.

A copy of the Press Release issued on July 21, 2016 and the Unopposed Settlement are attached as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K and incorporated herein by reference. The complete settlement filing can be found on the Commission’s website under docket number 44941. Documents appearing on the Commission’s website (other than Exhibit 99.2 hereto) are not incorporated by reference into this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
99.1	Press Release issued by the Company dated July 21, 2016
99.2	Joint Motion to Implement Uncontested Amended and Restated Stipulation and Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EL PASO ELECTRIC COMPANY

By:	/s/ MARY E. KIPP
Name:	Mary E. Kipp
Title:	Chief Executive Officer

Dated: July 21, 2016

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by the Company dated July 21, 2016
99.2	Joint Motion to Implement Uncontested Amended and Restated Stipulation and Agreement